Exhibit 99.1

Contact:	Hal S. Jones		For Immediate Release
	(703) 345-6370		February 24, 2017

GRAHAM HOLDINGS COMPANY REPORTS
2016 AND FOURTH QUARTER EARNINGS
ARLINGTON, VA - Graham Holdings Company (NYSE: GHC) today reported income from continuing operations attributable to common shares of $168.6 million ($29.80 per share) for the year ended December 31, 2016, compared to a net loss of $143.5 million ($25.23 per share) for the year ended December 31, 2015. Net loss attributable to common shares was $101.3 million ($17.87 per share) for the year ended December 31, 2015, including $42.2 million ($7.36 per share) in income from discontinued operations.
For the fourth quarter of 2016, the Company reported net income attributable to common shares of $36.9 million ($6.57 per share), compared to $51.2 million ($8.72 per share) for the same period of 2015.
In addition to discontinued operations, the results for 2016 and 2015 were affected by a number of items as described in the following paragraphs. Excluding these items, income from continuing operations attributable to common shares was $167.6 million ($29.66 per share) for 2016, compared to $138.1 million ($23.56 per share) for 2015. Excluding these items, net income attributable to common shares was $54.4 million ($9.68 per share) for the fourth quarter of 2016, compared to $50.5 million ($8.60 per share) for the fourth quarter of 2015. (Refer to the Non-GAAP Financial Information schedule attached to this release for additional details.)
Items included in the Company’s income from continuing operations for 2016 are listed below, and fourth quarter activity, if any, is highlighted for each item:

•	an $18.0 million fourth quarter gain related to a bulk lump sum pension program offering (after-tax impact of $10.8 million, or $1.92 per share);

•
$11.9 million in restructuring charges at the education division (after-tax impact of $7.7 million, or $1.36 per share); $7.0 million of these charges were recorded in the fourth quarter (after-tax impact of $4.5 million, or $0.81 per share);

•
$16.8 million in net non-operating gains from the sales of assets and write-downs of cost and equity method investments (after tax impact of $9.5 million, or $1.62 per share); $30.7 million in losses were recorded in the fourth quarter (after-tax impact of $19.5 million, or $3.47 per share);

•
$39.9 million in non-operating foreign currency losses (after-tax impact of $25.5 million, or $4.51 per share); $6.6 million in losses were recorded in the fourth quarter (after-tax impact of $4.2 million, or $0.75 per share); and

•	a net nonrecurring $13.9 million deferred tax benefit related to Kaplan ($2.47 per share).
Items included in the Company’s income from continuing operations for 2015 are listed below, and fourth quarter activity, if any, is highlighted for each item:

•
$259.7 million goodwill and long-lived assets impairment charges at the education division and other businesses (after-tax impact of $225.2 million, or $38.96 per share); $4.2 million of these charges were recorded in the fourth quarter (after-tax impact of $3.7 million, or $0.63 per share);

•
$45.8 million in restructuring charges at the education division, corporate office and other businesses (after-tax impact of $28.9 million, or $4.97 per share); $9.0 million of these charges were recorded in the fourth quarter (after-tax impact of $5.5 million, or $0.96 per share);

•
$24.9 million in expense related to the modification of stock option awards in conjunction with the Cable ONE spin-off and the modification of restricted stock awards (after-tax impact of $15.3 million, or $2.64 per share); $6.0 million of these charges were recorded in the fourth quarter (after-tax impact of $3.7 million, or $0.63 per share);

•	$12.5 million in net non-operating losses arising from the sales of five businesses and an investment, and on the formation of a joint venture (after-tax impact of $15.7 million, or $2.82 per share);

•	$21.4 million fourth quarter gain on the sale of land (after-tax impact of $13.2 million, or $2.27 per share); and

•
$15.6 million in non-operating unrealized foreign currency losses (after-tax impact of $9.7 million, or $1.67 per share); $0.6 million in gains were recorded in the fourth quarter (after-tax impact of $0.4 million, or $0.07 per share).

Revenue for 2016 was $2,481.9 million, down 4% from $2,586.1 million in 2015. Revenues declined at the education division, offset by an increase at the television broadcasting division and in other businesses. The

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Company reported operating income for 2016 of $303.5 million, compared with an operating loss of $80.8 million in 2015. Operating results improved at the education and television broadcasting divisions, offset by a decline in other businesses.
For the fourth quarter of 2016, revenue was $629.6 million, up 2% from $616.4 million in 2015. Revenues increased at the television broadcasting division and other businesses, offset by a decline at the education division. The Company reported operating income of $109.5 million in the fourth quarter of 2016, compared to $67.8 million in 2015. Operating results improved at all divisions.
Division Results
Education
Education division revenue in 2016 totaled $1,598.5 million, down 17% from $1,927.5 million in 2015. For the fourth quarter of 2016, education division revenue totaled $391.2 million, down 7% from $421.5 million for the same period of 2015.
Kaplan reported operating income of $93.6 million for 2016, compared to an operating loss of $223.5 million in 2015; Kaplan reported operating income for the fourth quarter of 2016 of $29.9 million, compared to $26.3 million in the fourth quarter of 2015. Kaplan’s 2015 operating results include goodwill and intangible assets impairment charges of $256.8 million. In 2016, operating results at Kaplan Higher Education (KHE) were up and costs at Kaplan corporate and other declined, partially offset by declines at Kaplan Test Preparation (KTP) and Kaplan International.
In recent years, Kaplan has formulated and implemented restructuring plans at its various businesses that have resulted in restructuring costs in 2016 and 2015, with the objective of establishing lower cost levels in future periods. Across all businesses, restructuring costs totaled $11.9 million in 2016 and $44.4 million in 2015. Restructuring costs totaled $7.0 million in the fourth quarter of 2016 and $7.6 million in the fourth quarter of 2015. (Refer to the Education Division Information, Summary of Restructuring Charges schedule attached to this release for additional details.)
A summary of Kaplan’s operating results is as follows:

	Three Months Ended			Twelve Months Ended
	December 31			December 31
(in thousands)	2016	2015	% Change	2016	2015	% Change
Revenue
Higher education	$144,916	$167,811	(14)	$617,047	$849,625	(27)
Test preparation	62,454	68,294	(9)	286,556	301,607	(5)
Kaplan international	184,294	184,787	0	696,362	770,273	(10)
Kaplan corporate and other	24	779	(97)	214	6,502	(97)
Intersegment elimination	(452)	(123)	—	(1,718)	(486)	—
	$391,236	$421,548	(7)	$1,598,461	$1,927,521	(17)
Operating Income (Loss)
Higher education	$16,595	$27,062	(39)	$66,632	$55,572	20
Test preparation	(3,715)	433	—	9,599	16,798	(43)
Kaplan international	25,461	20,076	27	48,398	53,661	(10)
Kaplan corporate and other	(6,084)	(18,677)	67	(23,452)	(87,230)	73
Amortization of intangible assets	(2,358)	(1,210)	(95)	(7,516)	(5,523)	(36)
Impairment of goodwill and other long-lived assets	—	(1,363)	—	—	(256,830)	—
Intersegment elimination	20	1	—	(29)	96	—
	$29,919	$26,322	14	$93,632	$(223,456)	—
KHE includes Kaplan’s domestic postsecondary education businesses, made up of fixed-facility colleges and online postsecondary and career programs. KHE also includes the domestic professional training and other continuing education businesses.
On September 3, 2015, Kaplan completed the sale of substantially all of the remaining assets of its KHE Campuses business. In connection with these and other plans, KHE incurred $7.2 million and $12.9 million in restructuring costs in 2016 and 2015, respectively.
As a result of continued declines in student enrollments at KHE and the challenging industry operating environment, Kaplan completed an interim impairment review of KHE's remaining long-lived assets in the third quarter of 2015 that resulted in a $248.6 million goodwill impairment charge. This goodwill impairment charge followed a $6.9 million long-lived asset impairment charge that was recorded in the second quarter of 2015 in connection with the KHE Campuses business.

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KHE results, excluding the impairment charge, include revenue and operating losses (including restructuring charges) related to all KHE Campuses, those sold or closed, including Mount Washington College and Bauder College, as follows:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(in thousands)	2016	2015	2016	2015
Revenue	$422	$1,934	$1,681	$178,734
Operating loss	$(38)	$(5,022)	$(2,438)	$(38,830)
In 2016 and the fourth quarter of 2016, KHE revenue declined 27% and 14%, respectively, due to the campus sales and closings, and declines in average enrollments at Kaplan University, offset by increased revenues at the domestic professional and other continuing education businesses. KHE operating income improved in 2016 due to reduced losses at the KHE Campuses business and lower restructuring costs, lower marketing expenditures at Kaplan University and improved results at the domestic professional and other continuing education businesses, partially offset by lower enrollment at Kaplan University. KHE operating results declined in the fourth quarter of 2016 due primarily to lower enrollment at Kaplan University.
New higher education student enrollments at Kaplan University declined 22% in 2016 due to lower demand across Kaplan University programs. Total students at Kaplan University were 32,167 at December 31, 2016, down 19% from December 31, 2015.
Kaplan University higher education student enrollments by certificate and degree programs are as follows:

	As of December 31
	2016	2015
Certificate	7.7%	4.4%
Associate’s	18.1%	25.0%
Bachelor’s	50.9%	48.4%
Master’s	23.3%	22.2%
	100.0%	100.0%
Kaplan Test Preparation (KTP) includes Kaplan’s standardized test preparation and new economy skills training programs. KTP revenue declined 5% in 2016 and 9% for the fourth quarter of 2016. Enrollments, excluding the new economy skills training offerings, were down 3% in 2016. In comparison to 2015, KTP operating results declined in 2016 due to investment in new economy skills training programs and lower revenues from a change in the enrollment mix to lower priced programs. Operating losses for the new economy skills training programs were $13.0 million and $8.5 million for 2016 and 2015, respectively.
Kaplan International includes English-language programs and postsecondary education and professional training businesses largely outside the United States. In the first quarter of 2016, Kaplan acquired Mander Portman Woodward, a leading provider of high-quality, bespoke education to UK and international students in London, Cambridge and Birmingham; and Osborne Books, an education publisher of learning resources for accounting qualifications in the UK.
Kaplan International revenue declined 10% in 2016, of which 6% is due to currency fluctuations. The remaining decrease is due to enrollment declines in English-language and Pathways programs. Revenue growth from the 2016 acquisitions was largely offset by revenue declines due to prior year dispositions. Revenue was down slightly in the fourth quarter of 2016; on a constant currency basis, revenue increased 9%, largely due to 2016 acquisitions and growth in Pathways.
Kaplan International operating income decreased 10% in 2016, due largely to the reduced English-language and Pathways results and increased restructuring costs, partially offset by operating income from newly acquired businesses. Operating income increased 27% in the fourth quarter of 2016 largely due to improved Pathways results and operating income from newly acquired businesses. The impact of currency fluctuations on comparative operating results was insignificant for 2016 and the fourth quarter of 2016. Restructuring costs at Kaplan International totaled $4.7 million and $1.3 million in 2016 and 2015, respectively.
Kaplan corporate and other represents unallocated expenses of Kaplan, Inc.’s corporate office, other minor businesses and certain shared activities. In 2015 and the fourth quarter of 2015, Kaplan corporate recorded $29.4 million and $2.9 million, respectively, in restructuring costs. In 2016, Kaplan corporate expenses also declined due to the benefits from restructuring activities and a reduction in incentive compensation expense. Also, 2015 spending for the replacement of its human resources system did not recur in 2016.

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In addition to the impairment charges of $255.5 million related to KHE recorded in the second and third quarters of 2015, Kaplan recorded an additional $1.4 million in noncash intangible and other long-lived assets impairment charges in the fourth quarter of 2015, related to businesses at KTP and Kaplan International.
In the first quarter of 2016, Kaplan sold Colloquy, which was part of Kaplan corporate and other, for a gain of $18.9 million that is included in other non-operating income.
In addition to the sale of the KHE Campuses business in 2015, Kaplan also sold a small business that was part of KHE, and two businesses that were part of Kaplan International. The net loss on the sale of these businesses totaled $24.9 million and is included in other non-operating expense.
Television Broadcasting
Revenue at the television broadcasting division increased 14% to $409.7 million, from $359.2 million in 2015; operating income for 2016 was up 22% to $200.5 million, from $164.9 million in the same period of 2015. The revenue increase is due to a $23.9 million increase in political advertising revenue, $18.5 million more in retransmission revenues, and $13.1 million in incremental summer Olympics-related advertising revenue at the Company's NBC affiliates. The increase in operating income is due to the revenue increase, offset by higher spending on digital initiatives and increased network fees.
For the fourth quarter of 2016, revenue increased 14% to $108.8 million, from $95.2 million in 2015; operating income for the fourth quarter of 2016 was up 27% to $55.9 million, from $43.8 million in the same period of 2015. The increase in revenue is due to a $13.9 million increase in political advertising revenue and $4.0 million in increased retransmission revenues. The increase in operating income is due to the revenue increase, offset by higher spending on digital initiatives and increased network fees.
In May 2016, the Company announced that it had reached an agreement with Nexstar Broadcasting Group, Inc. and Media General, Inc. to acquire WCWJ, a CW affiliate television station in Jacksonville, FL and WSLS, an NBC affiliate television station in Roanoke, VA for $60 million in cash and the assumption of certain pension obligations. The Company will continue to operate both stations under their current network affiliations. This transaction was completed on January 17, 2017.
Other Businesses
Manufacturing includes three businesses: Dekko, a manufacturer of electrical workspace solutions, architectural lighting and electrical components and assemblies acquired in November 2015; Joyce/Dayton Corp., a Dayton, OH-based manufacturer of screw jacks and other linear motion systems; and Forney, a global supplier of products and systems that control and monitor combustion processes in electric utility and industrial applications.
Manufacturing revenues and operating income increased in 2016 due primarily to the Dekko acquisition. Also, in September 2016, Dekko acquired Electri-Cable Assemblies (ECA), a Shelton, CT-based manufacturer of power, data and electrical solutions for the office furniture industry.
The Graham Healthcare Group (GHG) provides home health and hospice services in six states. In June 2016, the Company acquired the outstanding 20% redeemable noncontrolling interest in Residential Healthcare (Residential). Also in June 2016, Celtic Healthcare (Celtic) and Residential combined their business operations and the Company now owns 90% of the combined entity, known as GHG. The Company incurred approximately $2.0 million in expenses in conjunction with these transactions in the second quarter of 2016. Healthcare revenues increased 8% in 2016 due primarily to patient growth for both home health and hospice. Operating results were down in 2016, largely due to the expenses incurred related to the transactions in the second quarter of 2016 and an increase in information systems and other integration costs.
In June 2016, Residential and a Michigan hospital formed a joint venture to provide home health services to West Michigan patients. Residential manages the operations of the joint venture and holds a 40% interest. The pro rata operating results of the joint venture are included in the Company's equity in earnings of affiliates. In connection with this transaction, the Company recorded a pre-tax gain of $3.2 million in the second quarter of 2016 that is included in other non-operating income.
In January 2015, Celtic and Allegheny Health Network formed a joint venture to combine each other's home health and hospice assets in the western Pennsylvania region. Celtic manages the operations of the joint venture for a fee and holds a 40% interest. The pro rata operating results of the joint venture are included in the Company's equity in earnings of affiliates. In connection with this transaction, the Company recorded a noncash pre-tax gain of $6.0 million in the first quarter of 2015 that is included in other non-operating income.
SocialCode is a provider of marketing solutions on social, mobile and video platforms. SocialCode revenues increased 28% in 2016 and 23% in the fourth quarter of 2016, due to continued growth in digital advertising service

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revenues. SocialCode reported operating losses of $12.4 million in 2016; these results include incentive accruals of $12.8 million related to phantom equity appreciation plans. The expense amount related to these plans for 2015 was $2.0 million.
Other businesses also includes Slate and Foreign Policy, which publish online and print magazines and websites; and two investment stage businesses, Panoply and CyberVista. Losses from each of these businesses in 2016 adversely affected operating results. In addition, Slate recorded a goodwill impairment charge of $1.6 million in the fourth quarter of 2016.
In November 2015, the Company announced that Trove, a digital innovation team, would largely be integrated into SocialCode and that Trove’s existing offerings would be discontinued. In connection with this action, the Company recorded a $2.8 million goodwill impairment charge at Trove in the fourth quarter of 2015, along with $0.5 million in severance costs.
In the second quarter of 2015, the Company sold The Root, an online magazine; the related gain on disposition is included in other non-operating expense, net.
Corporate Office
Corporate office includes the expenses of the Company’s corporate office, the pension credit for the Company’s traditional defined benefit plan and certain continuing obligations related to prior business dispositions. In the fourth quarter of 2016, the Company recorded an $18.0 million gain related to a bulk lump sum pension program offering.
In the fourth quarter of 2015, the Company recorded $6.0 million in incremental stock compensation expense due to the modification of restricted stock awards and implemented a Special Incentive Program that resulted in expense of $0.9 million, which was funded from the assets of the Company’s pension plan. In the third quarter of 2015, the Company recorded $18.8 million in incremental stock option expense, due to stock option modifications that resulted from the Cable ONE spin-off.
Excluding the pension gain and other pension incentive expense, the total pension credit for the Company's traditional defined benefit plan was $64.1 million and $83.2 million for 2016 and 2015, respectively.
Excluding the pension credit and incremental stock compensation expense in 2015, corporate office expenses declined in 2016 due primarily to lower compensation costs.
Equity in (Losses) Earnings of Affiliates
At December 31, 2016, the Company held interests in a number of home health and hospice joint ventures, and interests in several other affiliates. The company recorded equity in losses of affiliates of $7.9 million for 2016, compared to $0.7 million in 2015. In the fourth quarter of 2016, the Company recorded an $8.4 million write-down on its investment in HomeHero, a company that managed an online senior home care marketplace.
Other Non-Operating (Expense) Income
The Company recorded total other non-operating expense, net, of $12.6 million in 2016, compared to $8.6 million in 2015. For the fourth quarter of 2016, the Company recorded other non-operating expense, net, of $28.5 million, compared to income of $21.3 million for the fourth quarter of 2015.
The 2016 non-operating expense, net, included $39.9 million in foreign currency losses ($6.6 million in foreign currency losses in the fourth quarter); $29.4 million in cost method investment write-downs ($14.2 million in the fourth quarter); and $1.8 million in net losses on the sales of marketable securities ($8.0 million loss in the fourth quarter), partially offset by a $34.1 million gain on the sale of land; an $18.9 million gain on the sale of a business; a $3.2 million gain on the Residential joint venture transaction and other items. The 2015 non-operating expense, net, included $23.3 million in losses from the sales of businesses, $15.6 million in unrealized foreign currency losses ($0.6 million in unrealized foreign currency gains in the fourth quarter) and other items, offset by a fourth quarter $21.4 million gain on the sale of land from Robinson Terminal, a $6.0 million gain on the formation of a Celtic joint venture and a $4.8 million increase to the gain from the 2014 sale of Classified Ventures.
Net Interest Expense and Related Balances
The Company incurred net interest expense of $32.3 million in 2016, compared to $30.7 million in 2015; net interest expense totaled $9.8 million and $7.4 million for the fourth quarters of 2016 and 2015, respectively. At December 31, 2016, the Company had $491.8 million in borrowings outstanding at an average interest rate of 6.3%, and cash, marketable securities and other investments of $1,119.1 million. At December 31, 2015, the Company had $399.8 million in borrowings outstanding at an average interest rate of 7.2%, and cash, marketable securities and other investments of $1,154.4 million.

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In July 2016, a Kaplan UK company entered into a four-year loan agreement for a £75 million borrowing. The overall effective interest rate is 2.01%, taking into account an interest rate swap agreement the Company entered into on the same date as the borrowing.
Provision for Income Taxes
The Company's effective tax rate for 2016 was 32.4%. In the third quarter of 2016, a net nonrecurring $8.3 million deferred tax benefit related to Kaplan's international operations was recorded. In the second quarter of 2016, the Company benefited from a favorable $5.6 million out of period deferred tax adjustment related to the KHE goodwill impairment recorded in the third quarter of 2015. Excluding the effect of these items, the effective tax rate in 2016 was 37.9%.
The Company recorded a tax provision on the pre-tax loss from continuing operations in 2015, as a large portion of the goodwill impairment charges and the goodwill included in the loss on the KHE Campuses sale were permanent differences not deductible for income tax purposes. Excluding the effect of these permanent differences, the effective tax rate for continuing operations in 2015 was 38.1%.
Discontinued Operations
In 2015, the Company completed the spin-off of Cable ONE as an independent, publicly traded company and the sale of a school in China that was previously part of Kaplan International.
As a result of these transactions, income from continuing operations excludes the operating results and related loss, if any, on dispositions of these businesses, which have been reclassified to discontinued operations, net of tax, in 2015.
Earnings (Loss) Per Share
The calculation of diluted earnings per share for 2016 and the fourth quarter of 2016 was based on 5,588,733 and 5,555,510 weighted average shares, respectively, compared to 5,727,074 and 5,833,850 weighted average shares, respectively, for 2015 and the fourth quarter of 2015. At December 31, 2016, there were 5,576,436 shares outstanding. On May 14, 2015, the Board of Directors authorized the Company to acquire up to 500,000 shares of Class B common stock; the Company has remaining authorization for 224,276 shares as of December 31, 2016.
Forward-Looking Statements
This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	December 31%
(in thousands, except per share amounts)	2016	2015	Change
Operating revenues	$629,579	$616,367	2
Operating expenses	495,259	523,563	(5)
Depreciation of property, plant and equipment	15,717	15,640	0
Amortization of intangible assets	7,511	5,120	47
Impairment of goodwill and other long-lived assets	1,603	4,233	(62)
Operating income	109,489	67,811	61
Equity in losses of affiliates, net	(7,042)	(35)	—
Interest income	1,041	546	91
Interest expense	(10,857)	(7,975)	36
Other (expense) income, net	(28,513)	21,262	—
Income from operations before income taxes	64,118	81,609	(21)
Provision for income taxes	27,200	30,500	(11)
Net income	36,918	51,109	(28)
Net loss attributable to noncontrolling interests	—	60	—
Net Income Attributable to Graham Holdings Company Common Stockholders	$36,918	$51,169	(28)
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic net income per common share	$6.60	$8.78	(25)
Basic average number of common shares outstanding	5,527	5,746
Diluted net income per common share	$6.57	$8.72	(25)
Diluted average number of common shares outstanding	5,556	5,834

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GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Twelve Months Ended
	December 31%
(in thousands, except per share amounts)	2016	2015	Change
Operating revenues	$2,481,890	$2,586,114	(4)
Operating expenses	2,085,462	2,310,316	(10)
Depreciation of property, plant and equipment	64,620	77,906	(17)
Amortization of intangible assets	26,671	19,017	40
Impairment of intangible and other long-lived assets	1,603	259,700	(99)
Operating income (loss)	303,534	(80,825)	—
Equity in losses of affiliates, net	(7,937)	(697)	—
Interest income	3,093	1,909	62
Interest expense	(35,390)	(32,654)	8
Other expense, net	(12,642)	(8,623)	47
Income (loss) from continuing operations before income taxes	250,658	(120,890)	—
Provision for income taxes	81,200	20,500	—
Income (loss) from continuing operations	169,458	(141,390)	—
Income from discontinued operations, net of tax	—	42,170	—
Net income (loss)	169,458	(99,220)	—
Net income attributable to noncontrolling interests	(868)	(1,435)	(40)
Net income (loss) attributable to Graham Holdings Company	168,590	(100,655)	—
Redeemable preferred stock dividends	—	(631)	—
Net Income (Loss) Attributable to Graham Holdings Company Common Stockholders	$168,590	$(101,286)	—
Amounts Attributable to Graham Holdings Company Common Stockholders
Income (loss) from continuing operations	$168,590	$(143,456)	—
Income from discontinued operations, net of tax	—	42,170	—
Net income (loss)	$168,590	$(101,286)	—
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic income (loss) per common share from continuing operations	$29.95	$(25.23)	—
Basic income per common share from discontinued operations	—	7.36	—
Basic net income (loss) per common share	$29.95	$(17.87)	—
Basic average number of common shares outstanding	5,559	5,727
Diluted income (loss) per common share from continuing operations	$29.80	$(25.23)	—
Diluted income per common share from discontinued operations	—	7.36	—
Diluted net income (loss) per common share	$29.80	$(17.87)	—
Diluted average number of common shares outstanding	5,589	5,727

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GRAHAM HOLDINGS COMPANY
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31%			December 31%
(in thousands)	2016	2015	Change	2016	2015	Change
Operating Revenues
Education	$391,236	$421,548	(7)	$1,598,461	$1,927,521	(17)
Television broadcasting	108,791	95,182	14	409,718	359,192	14
Other businesses	129,552	99,694	30	473,850	299,517	58
Corporate office	—	—	—	—	—	—
Intersegment elimination	—	(57)	—	(139)	(116)	—
	$629,579	$616,367	2	$2,481,890	$2,586,114	(4)
Operating Expenses
Education	$361,317	$395,226	(9)	$1,504,829	$2,150,977	(30)
Television broadcasting	52,915	51,357	3	209,248	194,265	8
Other businesses	130,061	102,979	26	495,952	313,184	58
Corporate office	(24,203)	(949)	—	(31,534)	8,629	—
Intersegment elimination	—	(57)	—	(139)	(116)	—
	$520,090	$548,556	(5)	$2,178,356	$2,666,939	(18)
Operating Income (Loss)
Education	$29,919	$26,322	14	$93,632	$(223,456)	—
Television broadcasting	55,876	43,825	27	200,470	164,927	22
Other businesses	(509)	(3,285)	85	(22,102)	(13,667)	(62)
Corporate office	24,203	949	—	31,534	(8,629)	—
	$109,489	$67,811	61	$303,534	$(80,825)	—
Depreciation
Education	$9,865	$10,032	(2)	$41,187	$61,177	(33)
Television broadcasting	2,575	3,080	(16)	9,942	9,551	4
Other businesses	2,986	2,277	31	12,375	6,168	—
Corporate office	291	251	16	1,116	1,010	10
	$15,717	$15,640	0	$64,620	$77,906	(17)
Amortization of Intangible Assets and Impairment of Goodwill and Other Long-Lived Assets
Education	$2,358	$2,573	(8)	$7,516	$262,353	(97)
Television broadcasting	62	63	(2)	251	252	—
Other businesses	6,694	6,717	0	20,507	16,112	27
Corporate office	—	—	—	—	—	—
	$9,114	$9,353	(3)	$28,274	$278,717	(90)
Pension Expense (Credit)
Education	$2,838	$3,385	(16)	$11,803	$18,804	(37)
Television broadcasting	429	413	4	1,714	1,620	6
Other businesses	279	257	9	1,118	964	16
Corporate office	(33,929)	(23,535)	44	(81,732)	(81,945)	—
	$(30,383)	$(19,480)	56	$(67,097)	$(60,557)	11

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GRAHAM HOLDINGS COMPANY
EDUCATION DIVISION INFORMATION
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31%			December 31%
(in thousands)	2016	2015	Change	2016	2015	Change
Operating Revenues
Higher education	$144,916	$167,811	(14)	$617,047	$849,625	(27)
Test preparation	62,454	68,294	(9)	286,556	301,607	(5)
Kaplan international	184,294	184,787	0	696,362	770,273	(10)
Kaplan corporate and other	24	779	(97)	214	6,502	(97)
Intersegment elimination	(452)	(123)	—	(1,718)	(486)	—
	$391,236	$421,548	(7)	$1,598,461	$1,927,521	(17)
Operating Expenses
Higher education	$128,321	$140,749	(9)	$550,415	$794,053	(31)
Test preparation	66,169	67,861	(2)	276,957	284,809	(3)
Kaplan international	158,833	164,711	(4)	647,964	716,612	(10)
Kaplan corporate and other	6,108	19,456	(69)	23,666	93,732	(75)
Amortization of intangible assets	2,358	1,210	95	7,516	5,523	36
Impairment of goodwill and other long-lived assets	—	1,363	—	—	256,830	—
Intersegment elimination	(472)	(124)	—	(1,689)	(582)	—
	$361,317	$395,226	(9)	$1,504,829	$2,150,977	(30)
Operating Income (Loss)
Higher education	$16,595	$27,062	(39)	$66,632	$55,572	20
Test preparation	(3,715)	433	—	9,599	16,798	(43)
Kaplan international	25,461	20,076	27	48,398	53,661	(10)
Kaplan corporate and other	(6,084)	(18,677)	67	(23,452)	(87,230)	73
Amortization of intangible assets	(2,358)	(1,210)	(95)	(7,516)	(5,523)	(36)
Impairment of goodwill and other long-lived assets	—	(1,363)	—	—	(256,830)	—
Intersegment elimination	20	1	—	(29)	96	—
	$29,919	$26,322	14	$93,632	$(223,456)	—
Depreciation
Higher education	$4,497	$4,249	6	$16,822	$17,937	(6)
Test preparation	1,450	1,840	(21)	6,287	9,045	(30)
Kaplan international	3,784	3,807	(1)	17,523	17,811	(2)
Kaplan corporate and other	134	136	(1)	555	16,384	(97)
	$9,865	$10,032	(2)	$41,187	$61,177	(33)
Pension Expense
Higher education	$1,905	$1,821	5	$7,620	$10,849	(30)
Test preparation	768	776	(1)	3,072	3,101	(1)
Kaplan international	67	98	(32)	268	424	(37)
Kaplan corporate and other	98	690	(86)	843	4,430	(81)
	$2,838	$3,385	(16)	$11,803	$18,804	(37)

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GRAHAM HOLDINGS COMPANY
EDUCATION DIVISION INFORMATION
SUMMARY OF RESTRUCTURING CHARGES
(Unaudited)

(in thousands)	Severance and SIP Expense *	Accelerated Depreciation	Lease Obligation Losses	Other	Total
Three Months Ended December 31
2016
Higher education	$2,860	$606	$1,942	$94	$5,502
Test preparation	—	—	—	—	—
Kaplan international	526	20	220	705	1,471
Kaplan corporate and other	—	—	—	—	—
	$3,386	$626	$2,162	$799	$6,973
2015
Higher education	$2,241	$268	$1,049	$145	$3,703
Test preparation	523	—	—	—	523
Kaplan international	389	—	—	—	389
Kaplan corporate and other	2,944	—	—	—	2,944
	$6,097	$268	$1,049	$145	$7,559
Twelve Months Ended December 31
2016
Higher education	$3,399	$1,242	$2,200	$358	$7,199
Test preparation	—	—	—	—	—
Kaplan international	2,503	573	494	1,083	4,653
Kaplan corporate and other	—	—	—	—	—
	$5,902	$1,815	$2,694	$1,441	$11,852
2015
Higher education	$7,531	$1,773	$3,371	$209	$12,884
Test preparation	727	3	—	—
Kaplan international	1,325	—	—	—	1,325
Kaplan corporate and other	8,385	16,180	4,869	—	29,434
	$17,968	$17,956	$8,240	$209	$44,373

* Includes $1.7 million and $2.1 million in third quarter 2015 expenses related to a Special Incentive Program (SIP) at Higher Education and Corporate, respectively. The SIP expense was funded from the assets of the Company's pension plan.

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GRAHAM HOLDINGS COMPANY
OTHER BUSINESSES INFORMATION
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31%			December 31%
(in thousands)	2016	2015	Change	2016	2015	Change
Operating Revenues
Manufacturing	$64,696	$39,617	63	$241,604	$92,255	—
Healthcare	36,894	36,853	0	146,962	135,550	8
SocialCode	19,890	16,195	23	58,851	45,829	28
Other	8,072	7,029	15	26,433	25,883	2
	$129,552	$99,694	30	$473,850	$299,517	58
Operating Expenses
Manufacturing	$59,742	$36,842	62	$228,887	$85,839	—
Healthcare	36,875	35,240	5	144,163	129,317	11
SocialCode	17,035	14,169	20	71,258	46,375	54
Other	16,409	16,728	(2)	51,644	51,653	—
	$130,061	$102,979	26	$495,952	$313,184	58
Operating Income (Loss)
Manufacturing	$4,954	$2,775	79	$12,717	$6,416	98
Healthcare	19	1,613	(99)	2,799	6,233	(55)
SocialCode	2,855	2,026	41	(12,407)	(546)	—
Other	(8,337)	(9,699)	14	(25,211)	(25,770)	2
	$(509)	$(3,285)	85	$(22,102)	$(13,667)	(62)
Depreciation
Manufacturing	$1,663	$1,175	42	$7,251	$1,868	—
Healthcare	715	737	(3)	2,805	2,836	(1)
SocialCode	246	131	88	929	402	—
Other	362	234	55	1,390	1,062	31
	$2,986	$2,277	31	$12,375	$6,168	—
Amortization of Intangible Assets and Impairment of Goodwill and Other Long-Lived Assets
Manufacturing	$3,397	$2,135	59	$12,119	$6,319	92
Healthcare	1,673	1,751	(4)	6,701	6,875	(3)
SocialCode	—	—	—	—	—	—
Other	1,624	2,831	(43)	1,687	2,918	(42)
	$6,694	$6,717	—	$20,507	$16,112	27
Pension Expense
Manufacturing	$24	$19	26	$86	$73	18
Healthcare	—	—	—	—	—	—
SocialCode	135	68	99	541	270	—
Other	120	170	(29)	491	621	(21)
	$279	$257	9	$1,118	$964	16

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NON-GAAP FINANCIAL INFORMATION
GRAHAM HOLDINGS COMPANY
(Unaudited)

In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included in this press release, the Company has provided information regarding income from continuing operations excluding certain items described below reconciled to the most directly comparable GAAP measures. Management believes that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•	the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;

•	the ability to identify trends in the Company’s underlying business; and

•	a better understanding of how management plans and measures the Company’s underlying business.
Income from continuing operations excluding certain items should not be considered substitutes or alternatives to computations calculated in accordance with and required by GAAP. These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis.
The following table reconciles the non-GAAP financial measures to the most directly comparable GAAP measures:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(in thousands, except per share amounts)	2016	2015	2016	2015
Amounts Attributable to Graham Holdings Company Common Stockholders
Income (loss) from continuing operations, as reported	$36,918	$51,169	$168,590	$(143,456)
Adjustments:
Settlement gain related to a bulk lump sum pension offering	(10,796)	—	(10,796)	—
Impairment of goodwill and long-lived assets	—	3,688	—	225,190
Restructuring and early retirement program charges	4,532	5,544	7,704	28,887
Modification of stock options and restricted stock	—	3,723	—	15,349
Net loss (gain) from the sales of land and marketable securities	5,044	(13,191)	(19,960)	(13,191)
Write-downs of cost method and equity method investments	14,459	—	24,059	—
Net (gains) losses from the sales of businesses, an investment and the formation of a joint venture	—	—	(13,581)	15,666
Foreign currency loss (gain)	4,203	(387)	25,530	9,677
Nonrecurring deferred tax benefit	—	—	(8,286)	—
Favorable out of period deferred tax adjustment	—	—	(5,631)	—
Income from continuing operations, adjusted (non-GAAP)	$54,360	$50,546	$167,629	$138,122
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Diluted income (loss) per common share from continuing operations, as reported	$6.57	$8.72	$29.80	$(25.23)
Adjustments:
Settlement gain related to a bulk lump sum pension offering	(1.92)	—	(1.92)	—
Impairment of goodwill and long-lived assets	—	0.63	—	38.96
Restructuring and early retirement program charges	0.81	0.96	1.36	4.97
Modification of stock options and restricted stock	—	0.63	—	2.64
Net loss (gain) from the sales of land and marketable securities	0.90	(2.27)	(3.52)	(2.27)
Write-downs of cost method and equity method investments	2.57	—	4.27	—
Net (gains) losses from the sales of businesses, an investment and the formation of a joint venture	—	—	(2.37)	2.82
Foreign currency loss (gain)	0.75	(0.07)	4.51	1.67
Nonrecurring deferred tax benefit	—	—	(1.47)	—
Favorable out of period deferred tax adjustment	—	—	(1.00)	—
Diluted income per common share from continuing operations, adjusted (non-GAAP)	$9.68	$8.60	$29.66	$23.56

The adjusted diluted per share amounts may not compute due to rounding.

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